Exhibit 99.1

Media Inquiries: William J. Rudolph, Jr. (610) 208 -3892 wrudolph@cartech.com	Investor Inquiries: Michael A. Hajost (610) 208-3476 mhajost@cartech.com

CARPENTER TECHNOLOGY REPORTS SECOND QUARTER RESULTS

•    Earnings per share of $0.62, up 19% versus prior year.

•    Second quarter net sales of $533.5 million.  Net sales excluding raw material surcharge up 30% from a year earlier on 28% higher volume.

•    Latrobe contributed $13.2 million of operating income in the second quarter, or $0.05 per share accretion.

WYOMISSING, Pa., January 31, 2013 – Carpenter Technology Corporation (NYSE:CRS) today reported net income of $33.0 million or $0.62 per diluted share for the quarter ended December 31, 2012, which was up from $23.6 million or $0.52 per share in the prior year second quarter.

“We are continuing to see strong end market demand for our Premium and Ultra-Premium products, improving overall product mix, and delivering higher than expected Latrobe synergies,” said William A. Wulfsohn, President and Chief Executive Officer.  “At the same time, we see weaker demand for lower value mill product lines and destocking in the titanium medical supply chain.  We currently expect a full year operating income improvement of 20 to 30 percent versus our last fiscal year, with strong second half revenue and earnings.  We continue to believe that our sustained investment in aerospace and energy markets will continue to drive profitable growth over the next several years.”

Fiscal 2013 operating income growth projections exclude:

•    Any impacts from the previously announced potential sale of the distribution businesses.

•    Expected one-time impacts of about $3 million for various restructuring opportunities - mainly Latrobe-related ($0.3 million already expensed in YTD results).

•    Up to $3 million for system inventory consulting fees communicated as part of the Latrobe deal economics ($1.6 million already expensed in YTD results).

Second Quarter Results

Financial highlights for the second quarter of fiscal year 2013 include:

(in millions, except per share amounts & pounds sold)	2Q FY 2013	2Q FY 2012	YTD FY 2013	YTD FY 2012
Net Sales	$533.5	$431.1	$1,078.5	$845.2
Net Sales Excluding Surcharge (a)	$430.7	$330.3	$871.5	$643.9
Operating Income Excluding Pension Earnings, Interest and Deferrals and Acquisition Related Cost (from transaction)(a)	$60.7	$49.9	$130.3	$98.9
Net Income Attributable to Carpenter	$33.0	$23.6	$72.2	$47.4
Diluted Earnings per Share	$0.62	$0.52	$1.35	$1.05
Net Pension Expense per Diluted Share (a)	($0.21)	($0.13)	($0.42)	($0.27)
Free Cash Flow (a)	($51.6)	$3.7	($154.2)	($105.5)
Pounds Sold (000) (b)	62,582	49,042	126,596	96,066

(a)     non-GAAP financial measure that is explained in the attached tables

(b)     excludes pounds sold through the distribution businesses

Net sales for the second quarter were $533.5 million, up 24 percent from the prior year. Excluding surcharge revenue, net sales were $430.7 million, up 30 percent from a year ago on 28 percent higher volume, due largely to the acquisition of Latrobe.  Excluding the Latrobe impact, second quarter net sales excluding surcharge revenue were up 5 percent on 2 percent higher volume.

Specialty Alloy Operations (SAO) segment net sales excluding surcharge revenue increased 7 percent on 1 percent higher volume compared with the fiscal year 2012 second quarter.  Most of this growth occurred in high value Ultra-Premium and Premium products.  SAO operating income was $49.6 million, with a 17.9 percent operating margin on net sales excluding surcharge revenue.

The Latrobe segment, which currently includes the Latrobe and Mexico distribution businesses that are potentially going to be divested, contributed $13.2 million of operating income in the quarter, with a 13.0 percent operating margin. Latrobe continues to perform ahead of pace on announced deal economics due to strong progress on operational synergies.

Performance Engineered Products (PEP) segment sales increased 13 percent in the same period, due largely to the inclusion of the Specialty Steel Supply (SSS) energy distribution business acquired in connection with Latrobe.  PEP operating income was $8.9 million, with a 9.7 percent operating margin.

Gross profit was $102.6 million compared with $84.3 million in the fiscal year 2012 second quarter.  The higher gross profit was driven by the addition of Latrobe, and improvement in SAO due to a higher profit per pound from a richer product mix and higher prices.

SG&A in the current quarter was $49.9 million or 11.6 percent of net sales excluding surcharge revenue, compared with $38.0 million or 11.5 percent of revenue excluding surcharge for the second quarter of fiscal year 2012.  The increase in spending primarily reflects the addition of Latrobe-related overhead costs.

Operating income for the second quarter was $52.7 million compared with $43.9 million a year earlier. Excluding surcharge revenue and pension earnings, interest and deferrals (EID), operating margin was 14.1 percent compared to 14.4 percent in the fiscal year 2012 second quarter.

Interest expense in the quarter was $4.4 million compared to $5.8 million in the year-ago period due to the inclusion of capitalized interest as part of the Athens facility construction project.

Other income was $1.3 million compared to $0.4 million in the fiscal year 2012 second quarter due principally to the gain recorded from unwinding the Sandvik powder joint ventures.

The provision for income tax was $16.4 million or 33.1 percent of pre-tax income compared to $14.7 million or 38.2 percent of pre-tax income in the second quarter of fiscal year 2012.  The second half tax rate is projected to be 33.5 percent.

Net income attributable to Carpenter was $33.0 million or $0.62 per diluted share.  Net income attributable to Carpenter in the same quarter a year ago was $23.6 million or $0.52 per diluted share.

Free cash flow, defined as cash from operations less capital expenditures, dividends, and the net impact from the purchase and sale of businesses, was negative $51.6 million in the current quarter.  Strong net income was offset by higher capital spending, largely related to the Athens facility construction, pension contributions, and increased working capital levels.

The Company continues to plan for a debt refinancing transaction in the third fiscal quarter that would replace the $100 million May 2013 debt maturity and could provide the opportunity to make a discretionary pension contribution of up to $165 million that would eliminate similar required cash contributions over the next several years.   As a result of the net positive impact of these actions, the proceeds from the anticipated distribution business sale, and inventory reduction versus the original planned level, the Company expects to end the fiscal year with a cash and liquidity position that is near its beginning fiscal year position, despite $350 million of capex investment for Athens and other projects.

The debt refinancing and discretionary pension contribution will drive a one-time negative earnings impact in the current year, which is expected to be approximately $0.13 per share from related higher interest and income tax expense.  Beginning in fiscal year 2014, and continuing for the next several years, these actions are expected to drive an annual earnings improvement of approximately $0.08 per share and increase free cash flow by about $17 million per year.

Markets:

Aerospace & Defense market sales were $250.3 million in the second quarter, up 30 percent compared with the same period a year ago.  Excluding surcharge revenue, aerospace & defense sales were up 36 percent on 83 percent higher volume (or up 10 percent on 8 percent higher volume without Latrobe).  Demand for Carpenter’s and Latrobe’s Premium and Ultra-Premium aerospace products remains strong.  Demand for super-alloy engine materials remains strong due to higher build rates and initial pull through for new engine programs. Demand for nickel and stainless fastener material increased year-over-year for the tenth consecutive quarter – while shipments of titanium fastener material set a new second quarter record, up slightly from the very strong year-ago period. The addition of Latrobe’s structural, bearing and other complementary products also contributed to the year-to-year growth rate.

Energy market sales of $79.5 million increased 30 percent compared to the same period a year ago.  Excluding surcharge revenue, energy market sales increased 33 percent (or up 6 percent without Latrobe and SSS).  Demand growth for material used in oil & gas applications outpaced weaker demand for power generation materials.  Despite lower North American rig activity, demand for Carpenter materials used in oil & gas drilling increased as Amega West remained strong by expanding its footprint and gaining share.  In addition, there are a significant number of wells that have been drilled and still require completion, which is leading to growth of Ultra-Premium products.  Build schedules at major industrial gas turbine manufacturers are pointing toward anticipated stronger second half growth in that sector after temporary slowness in this area.

Medical market sales were $26.6 million in the second quarter, down 16 percent from a year ago.  Excluding surcharge revenue, medical market sales decreased 14 percent on 21 percent lower volume. Uncertainty surrounding pending legislative impacts and economic sentiment continues to affect short-term demand for medical materials.  In addition, as largely seen in the PEP segment results, continued inventory destocking within the titanium supply chain is being influenced by falling titanium prices. Longer-term, Carpenter remains well positioned to support the anticipated positive demand trend for medical market materials.

Transportation market sales were $31.8 million, an increase of 1 percent from a year earlier.  Excluding surcharge revenue, transportation sales increased 8 percent on 1 percent lower volume (or up 5 percent on 3 percent lower volume without Latrobe).  Increasing fuel efficiency standards require automobiles to become lighter and engines to operate at higher temperatures.  These design specifications continue to create demand for higher-value materials used for turbo-charger, gasket, valve and fuel system applications.  This has led to revenue growth outpacing volume growth.  The recent announcement with United States Steel to develop additional high volume transportation applications from Carpenter’s proprietary high-strength, low-weight alloy, Temper ToughTM, further demonstrates Carpenter’s strong growth opportunities within this end-market.

Industrial & Consumer market sales were $111.6 million in the second quarter, up 6 percent compared with the same period a year ago.  Excluding surcharge revenue, sales increased 13 percent on 8 percent higher volume (or up 4 percent on 1 percent lower volume without Latrobe). This market remains more sensitive to economic uncertainty which is reflected in the powder metal portion of the PEP segment and Value products within Latrobe.  Carpenter’s strategy to focus on specialized, high value niche applications with strategically important customers has offset overall demand softness in more commodity type products and distributor channels.

International sales in the second quarter were $158.1 million, an increase of 11 percent compared with the same quarter a year earlier - driven by a 30 percent increase in Asia/Pacific sales, a 49 percent increase in sales to Canada and a 3 percent increase in European sales.  Growth in Asia/Pacific was led by strong demand from the aerospace end market as the supply chain grows in that geography.  Growth in Europe and Canada was led by demand for materials used for aerospace and oil & gas applications.

Pension Effects

During the second quarter, the Company recorded expense associated with its pension and other post-retirement benefit plans of $17.1 million or $0.21 per diluted share.  Pension expense in the prior year second quarter was $9.8 million or $0.13 per diluted share.   The Company made cash contributions of $9.8 million during the second quarter of fiscal year 2013, and expects to make additional minimum cash contributions of approximately $24 million over the balance of fiscal year 2013.  As previously mentioned, the Company continues to evaluate an additional discretionary pension contribution of up to $165 million.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of the non-GAAP financial measures to their most directly comparable financial measures prepared in accordance with GAAP, accompanied by reasons why the Company believes the measures are important, are included in the attached schedules.

Conference Call

Carpenter will host a conference call and webcast today, January 31, at 10:00 a.m., ET, to discuss financial results and operations for the fiscal second quarter. Please call 610-208-2222 for details of the conference call. Access to the call will also be made available at Carpenter’s web site (http://www.cartech.com) and through CCBN (http://www.ccbn.com). A replay of the call will be made available at http://www.cartech.com or at http://www.ccbn.com.

About Carpenter Technology

Carpenter produces and distributes premium alloys, including special alloys, titanium alloys and powder metals, as well as stainless steels, and alloy and tool steels. Information about Carpenter can be found on the Internet at http://www.cartech.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter’s filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2012, the 10Q for the quarter ending September 30, 2012 and the exhibits attached to those filings. They include but are not limited to: (1)

expectations with respect to the synergies, costs and other anticipated financial impacts of the Latrobe acquisition transaction could differ from actual synergies realized, costs incurred and financial impacts experienced as a result of the transaction; (2) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, defense, industrial, transportation, consumer, medical, and energy, or other influences on Carpenter’s business such as new competitors, the consolidation of competitors, customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries;(3) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; (4) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; (5) domestic and foreign excess manufacturing capacity for certain metals; (6) fluctuations in currency exchange rates; (7) the degree of success of government trade actions; (8) the valuation of the assets and liabilities in Carpenter’s pension trusts and the accounting for pension plans; (9) possible labor disputes or work stoppages; (10) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; (11) the ability to successfully acquire and integrate acquisitions, including the Latrobe acquisition; (12) the availability of credit facilities to Carpenter, its customers or other members of the supply chain; (13) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; (14) Carpenter’s manufacturing processes are dependent upon highly specialized equipment located primarily in facilities in Reading and Latrobe, Pennsylvania for which there may be limited alternatives if there are significant equipment failures or catastrophic event; and (15) Carpenter’s future success depends on the continued service and availability of key personnel, including members of our executive management team, management, metallurgists and other skilled personnel and the loss of these key personnel could affect our ability to perform until suitable replacements are found. Any of these factors could have an adverse and/or fluctuating effect on Carpenter’s results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.

# # #

PRELIMINARY

CONSOLIDATED BALANCE SHEETS

(in millions)

(Unaudited)

	December 31,	June 30,
	2012	2012

ASSETS
Current assets:
Cash and cash equivalents	$63.1	$211.0
Accounts receivable, net	286.5	354.2
Inventories	733.6	642.0
Deferred income taxes	5.9	10.6
Other current assets	38.8	31.9
Total current assets	1,127.9	1,249.7

Property, plant and equipment, net	1,017.6	924.6
Goodwill	256.7	260.5
Other intangibles, net	102.1	109.9
Other assets	77.9	83.1
Total assets	$2,582.2	$2,627.8

LIABILITIES
Current liabilities:
Accounts payable	$188.4	$236.1
Accrued liabilities	186.6	217.1
Current portion of long-term debt	101.0	101.0
Total current liabilities	476.0	554.2

Long-term debt, net of current portion	305.2	305.9
Accrued pension liabilities	336.3	377.3
Accrued postretirement benefits	178.1	179.8
Deferred income taxes	31.5	31.4
Other liabilities	67.8	66.1
Total liabilities	1,394.9	1,514.7

STOCKHOLDERS’ EQUITY
Carpenter stockholders’ equity:
Common stock	274.5	274.0
Capital in excess of par value	253.8	252.7
Reinvested earnings	1,162.7	1,109.6
Common stock in treasury, at cost	(111.6)	(120.0)
Accumulated other comprehensive loss	(392.1)	(412.5)
Total Carpenter stockholders’ equity	1,187.3	1,103.8
Noncontrolling interest	-	9.3
Total equity	1,187.3	1,113.1
Total liabilities and equity	$2,582.2	$2,627.8

PRELIMINARY

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,

	2012	2011	2012	2011

NET SALES	$533.5	$431.1	$1,078.5	$845.2
Cost of sales	430.9	346.8	866.5	679.7
Gross profit	102.6	84.3	212.0	165.5

Selling, general and administrative expenses	49.9	38.0	97.7	73.8
Acquisition-related costs	-	2.4	-	3.8
Operating income	52.7	43.9	114.3	87.9

Interest expense	(4.4)	(5.8)	(9.6)	(12.7)
Other income (expense), net	1.3	0.4	3.9	(0.4)

Income before income taxes	49.6	38.5	108.6	74.8
Income tax expense	16.4	14.7	35.9	27.2

Net income	33.2	23.8	72.7	47.6

Less: Net income attributable to noncontrolling interest	0.2	0.2	0.5	0.2

NET INCOME ATTRIBUTABLE TO CARPENTER	$33.0	$23.6	$72.2	$47.4

EARNINGS PER SHARE:
Basic	$0.62	$0.53	$1.36	$1.06
Diluted	$0.62	$0.52	$1.35	$1.05

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	52.9	44.4	52.8	44.4
Diluted	53.5	45.1	53.4	45.1

Cash dividends per common share	$0.18	$0.18	$0.36	$0.36

PRELIMINARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(Unaudited)

	Six Months Ended
	December 31,

	2012	2011

OPERATING ACTIVITIES:
Net income	$72.7	$47.6
Adjustments to reconcile net income to net cash provided from (used for) operating activities:
Depreciation and amortization	51.1	37.2
Deferred income taxes	(0.3)	13.6
Net pension expense	34.3	19.7
Net loss on disposal of property and equipment	0.5	0.4
Changes in working capital and other:
Accounts receivable	69.8	22.5
Inventories	(88.8)	(110.3)
Other current assets	(8.3)	1.9
Accounts payable	(48.0)	(21.5)
Accrued liabilities	(20.4)	(4.1)
Pension plan contributions	(57.9)	(15.4)
Boarhead Farms settlement	-	(21.8)
Other, net	(2.5)	2.4
Net cash provided from (used for) operating activities	2.2	(27.8)

INVESTING ACTIVITIES:
Purchases of property, equipment and software	(136.9)	(60.3)
Proceeds from disposals of property and equipment	0.1	0.2
Acquisition of business, net of cash acquired	-	(1.4)
Proceeds from sale of equity method investment	7.9	-
Proceeds from sales and maturities of marketable securities	-	30.4
Net cash used for investing activities	(128.9)	(31.1)

FINANCING ACTIVITIES:
Payments on long-term debt	-	(100.0)
Dividends paid	(19.1)	(16.2)
Purchase of subsidiary shares from noncontrolling interest	(8.4)	-
Tax benefits on share-based compensation	3.3	0.8
Proceeds from stock options exercised	1.9	1.5
Net cash used for financing activities	(22.3)	(113.9)

Effect of exchange rate changes on cash and cash equivalents	1.1	(0.9)

DECREASE IN CASH AND CASH EQUIVALENTS	(147.9)	(173.7)
Cash and cash equivalents at beginning of period	211.0	492.5

Cash and cash equivalents at end of period	$63.1	$318.8

PRELIMINARY

SEGMENT FINANCIAL DATA

(in millions, except pounds sold)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Pounds sold* (000):
Specialty Alloys Operations	47,572	47,078	94,784	91,288
Performance Engineered Products	3,228	3,434	6,612	6,872
Latrobe	14,464	-	30,570	-
Intersegment	(2,682)	(1,470)	(5,370)	(2,094)

Consolidated pounds sold	62,582	49,042	126,596	96,066

Net sales:
Specialty Alloys Operations
Net sales excluding surcharge	$277.1	$258.1	$550.0	$492.6
Surcharge	91.2	102.4	180.0	203.7

Specialty Alloys Operations net sales	368.3	360.5	$730.0	$696.3

Performance Engineered Products
Net sales excluding surcharge	91.7	81.2	$189.3	$164.2
Surcharge	1.2	1.1	2.3	2.3

Performance Engineered Products net sales	92.9	82.3	$191.6	$166.5

Latrobe
Net sales excluding surcharge	101.4	9.5	$207.6	19.6
Surcharge	12.5	-	28.2	-

Latrobe net sales	113.9	9.5	$235.8	19.6

Intersegment
Net sales excluding surcharge	(39.5)	(18.5)	(75.4)	(32.5)
Surcharge	(2.1)	(2.7)	(3.5)	(4.7)

Intersegment net sales	(41.6)	(21.2)	(78.9)	(37.2)

Consolidated net sales	$533.5	$431.1	$1,078.5	$845.2

Operating income:
Specialty Alloys Operations	$49.6	$50.9	$104.1	$97.2
Performance Engineered Products	8.9	10.4	20.4	22.2
Latrobe	13.2	0.7	28.9	1.2
Corporate costs (including acquisition-related costs)	(10.6)	(12.6)	(20.9)	(22.8)
Pension earnings, interest & deferrals	(8.0)	(3.6)	(16.0)	(7.2)
Intersegment	(0.4)	(1.9)	(2.2)	(2.7)

Consolidated operating income	$52.7	$43.9	$114.3	$87.9

In January 2012, the Company announced it had made changes to its reportable segments. The Company now has three reportable business segments, Specialty Alloys Operations (SAO), Performance Engineered Products (PEP) and Latrobe. Previously, the Company’s reportable segments consisted of Premium Alloys Operations (PAO), Advanced Metals Operations (AMO) and Emerging Ventures.

The SAO segment is comprised of Carpenter’s major premium alloy and stainless steel manufacturing operations.  This includes operations performed at mills primarily in Reading, Pennsylvania and the surrounding area, South Carolina, and the new premium products manufacturing facility being built in Limestone County, Alabama.

The PEP segment is comprised of Carpenter’s differentiated operations.  This includes Dynamet titanium business, the Carpenter Powder Products (CPP) business, the Amega West business and the SSS distribution business that was acquired in connection with the Latrobe Acquisition. The businesses in the PEP segment are managed with an entrepreneurial structure to promote speed and flexibility and drive overall revenue and profit growth.  The pounds sold data above for the PEP segment includes only the Dynamet and CPP businesses.

The Latrobe segment is comprised of the operations of the Latrobe business acquired effective February 29, 2012. The Latrobe segment provides management with the focus and visibility into the business performance of these newly acquired operations.  The Latrobe segment also includes the results of Carpenter’s distribution business in Mexico, which is being managed together with the Latrobe’s distribution business.  As the Latrobe business becomes integrated with Carpenter, its results will likely be reported within the SAO business segment sometime in the future.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments.  The residual net pension expense, or pension earning, interest and deferrals (pension EID), is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included under the heading “Pension earnings, interest & deferrals.”

* Pounds sold excludes sales associated with the distribution businesses.

PRELIMINARY

NON-GAAP FINANCIAL MEASURES

(in millions, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
FREE CASH FLOW	2012	2011	2012	2011
Net cash provided from (used for) operating activities	$38.9	$46.2	$2.2	$(27.8)
Purchases of property, equipment and software	(80.5)	(33.0)	(136.9)	(60.3)
Proceeds from disposals of property and equipment	0.1	-	0.1	0.2
Purchase of subsidiary shares from noncontrolling interest	(8.4)	-	(8.4)	-
Proceeds from sale of equity method investment	7.9	-	7.9	-
Dividends paid	(9.6)	(8.1)	(19.1)	(16.2)
Acquisition of business, net of cash acquired	-	(1.4)	-	(1.4)

Free cash flow	$(51.6)	$3.7	$(154.2)	$(105.5)

Management believes that the free cash flow measure provides useful information to investors regarding our financial condition because it is a measure of cash generated which management evaluates for alternative uses.

	Three Months Ended		Six Months Ended
	December 31,		December 31,
NET PENSION EXPENSE PER DILUTED SHARE	2012	2011	2012	2011

Pension plans expense	$14.8	$9.3	$29.6	$18.8
Other postretirement benefits expense	2.3	0.5	4.7	0.9
Net pension expense	17.1	9.8	34.3	19.7
Income tax benefit	(6.0)	(3.8)	(12.0)	(7.5)
Net pension expense, net of tax	$11.1	$6.0	$22.3	$12.2

Net pension expense per diluted share	$0.21	$0.13	$0.42	$0.27

Weighted average diluted common shares	53.5	45.1	53.4	45.1

Management believes that net pension expense per diluted share is helpful in analyzing the operating performance of the Company, as net pension expense may be volatile due to changes in the financial markets, which may result in significant fluctuations in operating results from period to period.

OPERATING MARGIN EXCLUDING SURCHARGE AND PENSION EARNINGS, INTEREST AND DEFERRALS AND ACQUISITION-RELATED COSTS	Three Months Ended December 31,		Six Months Ended December 31,

	2012	2011	2012	2011

Net sales	$533.5	$431.1	$1,078.5	$845.2
Less: surcharge revenue	102.8	100.8	207.0	201.3
Consolidated net sales excluding surcharge	$430.7	$330.3	$871.5	$643.9

Operating income	$52.7	$43.9	$114.3	$87.9
Pension earnings, interest & deferrals	8.0	3.6	16.0	7.2
Operating income excluding pension earnings, interest and deferrals	$60.7	$47.5	$130.3	$95.1

Acquisition-related costs	-	2.4	-	3.8

Operating income excluding pension earnings, interest and deferrals and acquisition-related costs	$60.7	$49.9	$130.3	$98.9

Operating margin excluding surcharge and pension earnings, interest and deferrals	14.1%	14.4%	15.0%	14.8%

Operating margin excluding pension earnings, interest and deferrals and acquisition-related costs	14.1%	15.1%	15.0%	15.4%

Management believes that removing the impacts of raw material surcharges and acquisition-related costs from operating margin provides a more consistent basis for comparing results of operations from period to period. In addition, management believes that excluding the impact of pension earnings, interest and deferrals, which may be volatile due to changes in the financial markets, is helpful in analyzing the true operating performance of the Company.

PRELIMINARY

NON-GAAP FINANCIAL MEASURES

(in millions, except per share data)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
ADJUSTED LATROBE OPERATING RESULTS	2012	2011	2012	2011

Latrobe segment operating income	$13.2	$0.7	$28.9	$1.2
Specialty Steel Supply operating income included in Performance Engineered Products segment results	0.8	-	2.7	-
Carpenter distribution business operating income in Mexico included in Latrobe segment results	(0.2)	(0.7)	(0.9)	(1.2)
Latrobe pension EID included in pension EID expense	(0.6)	-	(1.2)	-
Adjusted Latrobe operating results before income taxes	13.2	-	29.5	-
Income taxes	(4.6)	-	(10.3)	-
Adjusted Latrobe operating results	$8.6	$-	$19.2	$-

Adjusted Latrobe operating results per diluted share	$0.16	$-	$0.36	$-
Dilutive impact of shares issued in connection with Latrobe acquisition*	(0.11)	-	(0.24)	-

Net accretion from Latrobe’s operating results	$0.05	$-	$0.12	$-

Weighted average shares outstanding	53.5	45.1	53.4	45.1

*  In connection with the Latrobe Acquisition, Carpenter issued shares of common stock to the former owners which resulted in an additional 8.1 million weighted average shares during the three and six months ended December 31, 2012.

IMPACTS OF FACILITY START-UP, MANUFACTURING FOOTPRINT OPTIMIZATION AND INVENTORY REDUCTION INITIATIVE COSTS	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011

Facility start-up costs	$1.3	$-	$2.2	$-
Manufacturing footprint optimization costs	0.2	-	0.3	-
Inventory reduction initiative costs	1.0	-	1.6	-
Operating income impact	$2.5	$-	$4.1	$-

Consolidated net sales excluding surcharges	$430.7	$330.3	$871.5	$643.9

Impact of facility start-up, manufacturing footprint optimization and inventory reduction initiative costs on operating margin excluding surcharges	0.6%	0.0%	0.5%	0.0%

Operating income impact	$2.5	$-	$4.1	$-
Income tax benefit	(0.9)	-	(1.4)	-
Net income impact	$1.6	$-	$2.7	$-

Impact per diluted share	$0.03	$-	$0.05	$-

Weighted average shares outstanding	53.5	45.1	53.4	45.1

Management believes that removing the impacts of costs associated with (i.) start-up of our Athens, AL facility, (ii.) manufacturing footprint optimization associated with evaluating and executing opportunities primarily as a result of the Latrobe acquisition to optimize manufacturing efficiencies, and  (iii.) an inventory reduction initiative aimed at identifying opportunities reduce inventory levels and improve inventory turnover across the mill operations are helpful in analyzing the operating performance of the Company, as these costs are expected to be nonrecurring in nature and may result in significant fluctuations in operating results from period to period during fiscal years 2013 and 2014.

PRELIMINARY

SUPPLEMENTAL SCHEDULES

(in millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
NET SALES BY END USE MARKET	2012	2011	2012	2011

End Use Market Excluding Surcharge:
Aerospace and defense	$194.6	$142.6	$389.9	$271.0
Industrial and consumer	85.4	75.8	172.0	149.3
Energy	69.0	51.7	138.4	102.1
Transportation	24.2	22.5	50.3	44.5
Medical	24.2	28.2	52.0	57.4
Distribution	33.3	9.5	68.9	19.6

Consolidated net sales excluding surcharge	430.7	330.3	871.5	643.9

Surcharge revenue	102.8	100.8	207.0	201.3

Consolidated net sales	$533.5	$431.1	$1,078.5	$845.2

	Three Months Ended		Six Months Ended
	December 31,		December 31,
NET SALES BY MAJOR PRODUCT CLASS	2012	2011	2012	2011

Net Sales by Product Class Excluding Surcharge:
Special alloys	$157.5	$136.3	$326.4	$264.3
Stainless steel	139.3	120.4	260.2	232.2
Titanium products	36.5	36.7	76.2	75.4
Powder metals	12.2	15.2	27.0	29.0
Alloy and tool steel	46.2	4.1	100.2	9.3
Distribution and other	39.0	17.6	81.5	33.7

Consolidated net sales excluding surcharge	430.7	330.3	871.5	643.9

Surcharge revenue	102.8	100.8	207.0	201.3

Consolidated net sales	$533.5	$431.1	$1,078.5	$845.2